Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-194772 on Form S-1 of our report dated March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements) relating to the consolidated financial statements of ServiceMaster Global Holdings, Inc., appearing in the Prospectus, which is part of such Registration Statement, and of our report dated March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements), relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
June 6, 2014